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                                                                Exhibit 10.6

                            [GUTHY-RENKER LETTERHEAD]


DATE:     May 15, 1996

TO:       Steven Lampert, Michael Preston (Via Fax #914-620-1889)
          and Caldwell Campbell (Via Fax #714-556-7923)

FROM:     Brian Kelly

SUBJECT:  LDDI Distribution Agreement

--------------------------------------------------------------------------------

Gentlemen:

The following describes the agreement by and between Guthy-Renker-Engler, a California general partnership ("GRE") and Long Distance Direct Marketing, Inc., a New York corporation ("LDDI") regarding the marketing and distribution of that certain product presently known as "Sales Agent Kit" (or any re-make or derivative of such product) ("Product") through, initially, a thirty (30) minute infomercial and, potentially a thirty (30), sixty (60), ninety (90) and/or one hundred twenty (120) second direct response commercial (collectively "Infomercial"). The Product is defined in Exhibit "A" attached hereto. LDDI is a wholly-owned subsidiary of Long Distance Direct Holdings, Inc., a Nevada corporation (the "Company").

        1. Payment.

                1.1 GRE Payments. For its sales of the Product, GRE shall pay LDDI fifty percent (50%) of the "net profits" generated by GRE's Product sales as LDDI's total compensation hereunder. "Net profits" are defined on Exhibit "B" attached to this letter agreement.

                1.2 LDDI Stock Payments. For every five million dollars ($5,000,000) worth of gross revenue excluding taxes received by LDDI resulting from the sale of LDDI's services by Product purchasers who become LDDI sales agents, GRE shall receive, at GRE's sole option, either (i) a number of shares of Company Common Stock determined by dividing one hundred thousand dollars ($100,000) by an amount equal to seventy-five percent (75%) of the closing bid price of a share of Company Common Stock on the day immediately preceding the delivery to

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LDDI of written notice of GRE's election to receive such shares, or (ii) one hundred thousand dollars ($100,000) paid via cashier's check. GRE acknowledges and agrees that any shares of Company Common Stock issued to GRE hereunder shall be "restricted securities" and shall bear a legend to the effect that they cannot be sold or transferred in the absence of an effective registration statement for the shares under the Securities Act of 1933 (the "Act") or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company. The sale of the shares shall be governed by the provisions of Rule 144 or any other rule promulgated by the Securities and Exchange Commission under the Act. The
Company agrees that GRE shall have so-called "piggyback" registration rights with respect to any shares of Company Common Stock issued to GRE hereunder pursuant to and in accordance with the provisions of the Registration Rights Certificate attached hereto as Exhibit "D" and incorporated herein by reference. LDDI hereby acknowledges GRE's election to sign this letter agreement is contingent on receiving this material benefit.

        2. Production. LDDI shall produce/create and finance the Infomercial designed to sell the Product. GRE shall assist LDDI in producing the Infomercial and in developing the Product offer. LDDI shall provide GRE with a copy of the script prior to commencing production of the Infomercial and this script shall be subject to GRE's approval. LDDI shall provide GRE with budgets prior to and during production and those budgets will be subject to GRE approval. LDDI shall (i) cause a substantiation expert, subject to GRE's reasonable approval, to review and approve the Infomercial and the Product, as evidenced by an unqualified opinion letter from such expert setting forth such approval, and (ii) provide GRE with a copy of all contracts, claims, substantiation materials, trademark confirmation, patent confirmation and federal and state business opportunity statute review relating to the Infomercial and Product. GRE shall assist LDDI in finding such substantiation expert; however, LDDI shall have final approval over the selection of such expert.

        3. Spokesperson. LDDI and GRE shall mutually agree upon a celebrity spokesperson for the Infomercial.

        4. Production Reimbursement. If the Infomercial achieves successful "Test Marketing" as defined below, GRE shall reimburse LDDI its production costs subject to the provisions of this paragraph. To repay LDDI its actual production costs, which in no event shall exceed three hundred thousand dollars ($300,000), GRE shall pay LDDI one percent (1%) of GRE's Gross Receipts
(defined below) until LDDI is repaid its actual production costs; this production reimbursement shall apply only if (i) monthly Infomercial media expenses are less than sixty percent (60%) of GRE's gross receipts and (ii) Product returns are less than fifteen percent (15%) of GRE's gross receipts. However, if Product sales are insufficient to repay LDDI's production costs, GRE shall have no obligation to pay such production costs. LDDI shall provide GRE with reasonably particularized invoices, certified by a corporate officer of LDDI as true and correct, detailing LDDI's actual production costs incurred.

        5. Duties. GRE and LDDI shall perform the duties described in Exhibit "C".

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        6.  Reporting.  GRE shall pay LDDI its share of profits monthly and GRE shall provide LDDI with reasonably particularized invoices for all costs it incurs simultaneous to its payment of its share of profits. GRE shall provide LDDI with lists of Product purchasers names on a weekly basis. LDDI shall provide GRE with reasonably particularized monthly accountings for any and all revenues received by LDDI resulting from the sale of LDDI's services by Product purchasers who become LDDI sales agents.

        7.  Grant of Rights.

            7.1 Exclusivity. LDDI hereby licenses GRE the exclusive worldwide right to purchase media for the Infomercial, and market and distribute the Product and Infomercial (to include, if any, revisions and/or new versions of the Infomercial) through direct response television and shop-at-home television, GRE shall permit LDDI to purchase supplemental media through GRE (and permit GRE to handle fulfillment, etc.) in any market in which GRE does not distribute the Product and Infomercial.

            7.2 Quota. GRE shall maintain the exclusive right to market and distribute the Product and Infomercial through direct response television so long as GRE purchases at least ten thousand (10,000) Product units per quarter year through all distribution channels, beginning at the end of the term of the permissible Test Marketing period; however, if GRE has averaged over ten thousand (10,000) Product units purchased over any two (2) consecutive quarters, then this quota shall be deemed satisfied for the applicable two (2) quarters. This quota shall also be deemed satisfied if GRE is not provided with sufficient product for GRE to satisfy Product orders. If this quota is unsatisfied, GRE shall maintain the non-exclusive right to market and distribute the Product and Infomercial through direct response television. In no event shall LDDI, or any party on behalf of LDDI, sell Product without providing GRE first rights on any and all inventory.

            7.3 Non-Exclusivity. LDDI hereby licenses GRE the worldwide right to non-exclusively market and distribute the Product through 8/900 numbers, database marketing, Internet/on-line, retail, print media, outbound telemarketing, package inserts, catalogs, direct sales, radio, credit card syndication, direct mail and seminars.

            7.4 Music Sequels. LDDI and GRE shall split all publishing rights to the Infomercial music and, if Test Marketing is successful, GRE shall have the right to distribute any sequel to this project upon the terms described herein.

        8. Delivery. LDDI shall deliver GRE a final, completed Product (including all mock-ups) at its actual cost, mutually agreed upon by both parties, without markup of any kind and not including overhead amortization of any kind, FOB GRE's designated fulfillment center on a consignment basis. LDDI shall provide GRE with invoices (certified by a corporate officer as true and correct) describing actual Product cost and GRE will pay such invoices to the manufacturer on a timely basis. LDDI shall cause the manufacture of the Product and shall cause the manufacturer to (i) produce enough Product at a price agreed upon by GRE and in a timely


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

manner, and (ii) manufacture the Product with the quality levels GRE determines appropriate. If LDDI's product manufacturer fails to satisfy (i) or (ii) above, LDDI shall reimburse GRE for all expenses resulting from such failure. If GRE is dissatisfied with the Product manufacturer for any reason, GRE shall have the right, but not the obligation, to commission a manufacturer of its choice to manufacture the Product.

        9. Shop-at-Home. The parties shall cause an appropriate Infomercial participant to make up to eight (8) trips to the shop-at-home outlets per year. GRE shall pay for such participant's business class travel expenses and reasonable hotel accommodations.

        10. Audit. At any time within one (1) year after a payment is made hereunder, each party shall have the reasonable right to examine the other's books and records for the purpose of determining its accuracy. This examination shall be conducted (i) after providing the other at least thirty (30) days prior written notice of its election to examine the applicable books and records, (ii) during normal business hours at the place where the applicable books and records are maintained, and (iii) at the examining party's sole cost and expense. If it is mutually determined by GRE and LDDI that the paying party has under-paid the other by an amount exceeding five percent (5%), then the paying party shall pay the reasonable costs of such examination (which reasonable cost will not include travel, living and other personal expenses of the examiner). Any such determination shall not be deemed a breach of this Agreement unless such party fails to pay the agreed upon underpayment within ten (10) business days.

        11. Third-Party Royalties. Third-party royalties and fees shall not collectively exceed two percent (2%) of GRE's "gross receipts" from Product sales without the mutual consent of both parties; to the extent more than two percent (2%) of GRE's gross receipts are owed to third-parties, then LDDI shall pay such amount. (For purposes of this Agreement, "Gross Receipts" shall be defined as GRE's revenue from Infomercial Product sales, including shipping and handling, less refunds, returns, credit card chargebacks and fees, declines and cancels.) LDDI shall obtain written acknowledgement from all Product and Infomercial participants acknowledging their consent to this relationship.

        12. Indemnity. LDDI agrees to defend and indemnify GRE, at LDDI's cost, with legal counsel selected by GRE, for any liability GRE may incur as a result of its sale of the Product, its airing of the Infomercial or any other matter related to this project (other than if such liability is incurred due to GRE's gross negligence or wilful misconduct). If applicable, GRE shall offset LDDI's royalty share to pay such amount. GRE agrees to defend and indemnify LDDI, at GRE's cost, with legal counsel selected by GRE, for any liability LDDI may incur as a result of GRE's purchase of media for the Infomercial.

        13. Representations. LDDI represents and warrants that (a) it is the sole owner of the Product and Infomercial and all rights in and to the ideas, concepts and materials (written or otherwise) related to the Product and Infomercial, (b) the use and sale of the existing Product and Infomercial, and the titles, logos and references made therein, are permitted and do not infringe upon


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the rights of any third-party, (c) to its knowledge the sale and/or distribution of the Product and Infomercial shall not be restricted or prohibited by any Federal, State, or local law, or NIMA guideline, (d) LDDI has not entered into any oral or written contract which would impair the rights granted to GRE or limit the effectiveness of this agreement, nor is LDDI aware of any claims or actions which may limit or impair any of the rights granted to GRE hereunder, (e) LDDI shall not devise, produce or sell any infomercials similar to the Infomercial during the term (or any renewal) of this agreement, and (f) the full exercise of the rights granted GRE hereunder will not violate or infringe upon any intellectual property rights or any other right of any third party. Each party represents and warrants it has no knowledge of any pending or threatened claims which would impair or diminish any of the rights it has granted to the other herein. The parties have the right and power to enter into this agreement, and the execution and delivery of this agreement will not result in a breach of, or default under, any other agreement, law or regulation.

        14. Customer List. GRE shall compile a list of names and addresses of those ordering the Product and the parties shall co-own such list; the parties agree not to rent such customer list to competitors of the other.

        15. Test. GRE shall conduct an Infomercial media test during a period of not less than three (3) days and not more than one hundred twenty (120) days on such cable and broadcast television networks and stations and at such times as GRE, in its sole judgment, determines are likely to draw favorable response rates ("Test Marketing"). LDDI shall contribute five thousand dollars ($5,000) toward the set-up of such test. GRE shall evaluate the results of Test Marketing and determine, in its sole good faith judgment, whether Test Marketing has been successful. If GRE determines that Test Marketing has been successful, then it shall aggressively purchase media in a manner consistent with the media ratio achieved by the Infomercial and available inventory. If GRE determines that Test Marketing has been unsuccessful, then this agreement shall be (i) terminated except that all representations, warranties and indemnities shall survive such termination and LDDI shall be permitted to air the Infomercial in any and all venues or (ii) extended for a mutually agreed upon time period while the parties engage in corrective action designed to improve the Infomercial.

        16. Control. Subject to this Agreement, LDDI shall own and maintain all rights in and to the Product; however, for the purpose of this Agreement and during the term of this Agreement, LDDI hereby licenses to GRE, pursuant to paragraph 7 of this Agreement, (i) the Product and Infomercial so it can fulfill its obligations herein during the term of this Agreement, and (ii) all associated marketing and distribution rights related to the Product and Infomercial, including without limitation, trademarks, patents and copyrights associated thereto. LDDI further agrees that once it has granted an approval to GRE on a particular matter, such approval shall not be required by GRE thereafter.

        17. Insurance. If GRE determines that Test Marketing is successful, then GRE shall secure media liability insurance customarily maintained by Infomercial distributors. LDDI shall obtain appropriate general commercial and product liability insurance with policy limits of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate customarily maintained by Product owners. The parties agree that (i) the deductible on any insurance policy acquired hereunder shall not exceed ten thousand dollars ($10,000), (ii) the other party shall


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be named as an additional insured on the applicable insurance policies, (iii)
the insurance policies shall be endorsed to provide no less than ten (10) days notice to all named insureds if any insurance benefit decreases, and (iv) all insurance shall have no less than an "A" rating (or equivalent thereof) in the Best Guide.

        18. Independent. GRE and LDDI agree they are dealing with the other as independent contractors, and each shall be responsible, without liability to the other, for the timely payment of all taxes and other withholdings, deductions and payments required by law with respect to its own operations and employees.

        19. Law. This Agreement shall be governed by California law and, in the event of a dispute hereunder, each party agrees to nominate one representative to resolve such dispute. If, after using best efforts for thirty
(30) days, the dispute cannot be resolved, the parties shall submit to binding AAA arbitration. The prevailing party shall receive reimbursement of attorneys' fees and related costs.

        20. Fiduciary. No fiduciary duty obligations shall be created as a result of this Agreement.

        21. Term. The term of this Agreement shall be for three (3) years following the execution of this Agreement. This Agreement shall be automatically renewed for consecutive two (2) year periods if GRE sells at least ten million dollars ($10,000,000) of Product during the initial Term of this Agreement, and in each subsequent two-year (2) period following which automatic renewal is to take place. Upon termination of this Agreement, GRE shall only retain the right to 1) accept and process orders for Products that were placed prior to the termination of this Agreement and 2) sell Product on home shopping channels through home shopping appearances that were negotiated prior to termination of this Agreement.

        22. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes in their entirety all prior agreements and understandings between the parties with respect to the subject matter hereof, whether oral or written, which shall have no further force or effect. The terms of this Agreement as set forth in the numbered Sections hereof are contractual and not mere recitals. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each party acknowledges that (i) it has carefully read this Agreement; (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof; (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel; (iv) it has conducted such investigation, review and analysis as it has been necessary to understand the provisions of this Agreement and the transactions contemplated hereby; and (v) it has executed this Agreement of its own free will.

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
If the terms described herein are acceptable to you, please sign your name below, keep one original for your files and return the other to me.

Guthy-Renker-Engler a California
general partnership

By: Guthy-Renker Corporation, its
general partner




By: /s/ Ben Van de Bunt
   ----------------------------
   Ben Van de Bunt
   Its: Corporate Secretary




                                        AGREED AND ACCEPTED THIS

                                        20th DAY OF MAY, 1996
                                        ----        ---

                                        LONG DISTANCE DIRECT MARKETING, INC.

                                        By: /s/ Michael Preston
                                           -----------------------

                                        its:    Vice President
                                            ----------------------







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                                  Exhibit "A"
                               Product Definition

For purposes of this agreement, Product shall be defined as the following:

A sales agent kit that provides all materials necessary for a purchaser of the kit to become a sales agent capable of marketing the products and services for LDDI (LDDI is a re-seller of AT&T and MCI products). The Product shall contain a training and operating manual, audio tapes, forms, scripting and all materials necessary for a Product purchaser to become a sales agent for LDDI.

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                                  Exhibit "B"
                                   Net Profit

"Net Profit" shall equal the gross revenues generated by GRE's Product sales (including shipping and handling) less the following:

        1. Actual product manufacturing, packaging costs (including damaged goods expenses) and shipping and handling costs (including duty, freight, insurance, etc.);

        2. Television and other actual media/advertising gross costs charged by stations (inclusive of a twelve and one-half percent (12.5%) media buyers commission), to purchase air time for the Infomercial; costs paid to third parties for print advertising, outbound telemarketing sales and other direct-marketing advertising;

        3.  Actual inbound-telemarketing costs;

        4. The distribution and management fee including the internal cost GRE incurs for customer service, managing the project, fulfilling the functions described on Exhibit "C", order processing, data processing, accounting and reporting expenses, which amount shall equal, for purposes of this Agreement, seven percent (7%) of all revenues generated by Product sales;

        5. Royalties, percentage of net profits or other compensation or fees of any type due or payable to talent, producers, executive producers or any other third party not to exceed two percent (2%) of gross receipts from GRE's Product sales;

        6. Actual AFTRA pension and welfare contributions owed for Infomercial participants;

        7. Actual Infomercial substantiation and editing cost, if any, and insurance premiums, legal costs (including trademark costs, if any) incurred by GRE for the Product and/or Infomercial or LDDI (as approved by GRE) as it relates to the Infomercial.

        8. Actual order processing, other marketing, distribution and other expenses not otherwise listed herein paid to third parties (e.g., costs third parties charge for fulfillment);

        9. Actual telemarketing setup fees and expenses, tape dubbing, traffic to stations, actual fulfillment, freight costs and 800# customization;

       10.  Actual follow-up phone call costs incurred by GRE;

       11.  Actual production reimbursement costs incurred by GRE;

       12.  Refunds, returns, credit card fees and chargebacks and bad debts;
 and


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                             Exhibit "B" Continued
                             ---------------------

        13. Net losses from the prior months; net losses for prior months shall mean the gross revenues during such months less the costs listed in paragraphs (1) through (10) above. Each month, GRE shall create a reserve for subsequent Product returns, provided such reserve is consistent in manner and amount with GAAP accounting principles.


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                                  Exhibit "C"

I.  RESPONSIBILITIES OF EACH PARTY

    Responsible Party

GRE     LDDI            ITEM

         X      Write, finance and produce completed Infomercial (including
---     ---     generic end tag, applicable credit card notations, shipping and handling, taxes and addresses as required by GRE) and Product.

 X              Purchase all media and receive and process mail orders.
---     ---

 X              Obtain direct response phone numbers.
---     ---

 X              Sales tax collection and filings.
---     ---

 X              Provide answering service scripts and manage answering
---     ---     service(s).

 X              Customize the show with direct response phone numbers.
---     ---

 X              Payment of actually owed royalties (up to two percent (2%) of
---     ---     GRE's gross receipts from Product sales).

 X              Duplicate sub-masters for stations.
---     ---

 X              Traffic tapes to stations.
---     ---

         X      Manufacture sufficient quantity of Product at designated price
---     ---     and quality.

 X              Initiate follow-up phone call to Product purchasers.
---     ---

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
                             Exhibit "C" Continued

Responsible Party

GRE     LDDI            ITEM

         X      Cause inventory to be delivered to designated fulfillment
---     ---     center.

 X              Provide order processing functions including receipt of orders
---     ---     from answering services, credit card authorization and deposit, manifest and shipping label production, refund processing and the like.

 X              Provide order fulfillment for the Product and the Upsell.
---     ---

 X              Select and manage fulfillment center.
---     ---


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
                      LONG DISTANCE DIRECT HOLDINGS, INC.

                        REGISTRATION RIGHTS CERTIFICATE

        1.  DEFINITIONS.

            (a) The term "Company" shall mean Long Distance Direct Holdings, Inc., a Nevada corporation.

            (b) The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof or rule thereunder shall be deemed to include a reference to the comparable section or rule, if any, of any such similar federal statute.

            (c) The term "Holder" shall mean Guthy-Renker-Engler, a California general partnership.

            (d) The term "person" shall mean an individual, partnership, corporation, trust, unincorporated organization or other entity.

            (e) The term "Registrable Securities" shall mean shares of Common Stock of the Company issued pursuant to the terms of the Distribution Agreement
dated April   , 1996 between the Company and Holder. As to any particular
Registrable Securities, once issued, such shares shall cease to be Registrable Securities when (i) such shares shall have been registered under the Securities Act, the registration statement with respect to the sale of such shares shall have become effective under the Securities Act and such shares shall have been disposed of pursuant to such effective registration statement, (ii) such shares shall have been distributed pursuant to Rule 144 (or any similar provision relating to the disposition of securities then in force) under the Securities Act, (iii) such shares shall have been otherwise transferred, new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop-transfer order or other restrictions on transfer shall have been delivered by the Company and subsequent disposition of such shares shall not require registration or qualification of such shares under the Securities Act or any state securities laws then in force or (iv) such shares shall cease to be outstanding.

            (f) The term "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with this Certificate, including, without limitation, all SEC and stock exchange or National Association of Securities Dealers, Inc. registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualification of the Registrable Securities), rating agency


                                   Exhibit D
fees, printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of the shares to be registered on each securities exchange on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit, special audit or "cold comfort" letters required by or incident to such performance and compliance), securities acts liability insurance (if the Company so desires or if the underwriters so desire), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other persons retained by the Company (but not including any underwriting discounts or commissions attributable to the sale of Registrable Securities by the Holder).

                        (g) The term "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

                        (h) The term "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof or rule thereunder shall be deemed to include a reference to the comparable section or rule, if any, of any such similar federal statute.

                2.      Incidental Registration.

                        (a) If the Company proposes to register any of its securities under the Securities Act (other than a registration on Form S-4 or Form S-8, or any successor or similar forms or a registration in connection with any merger of the Company with and into a company subject to the reporting requirements of the Exchange Act), whether or not for sale for its own account, in a manner which would permit registration of the Registrable Securities for sale to the public under the Securities Act, the Company will give prompt written notice to the Holder of its intention to do so and of such Holder's rights under this Certificate at least twenty (20) days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer the Holder the opportunity to include in such registration statement such number of Registrable Securities as Holder may request. Upon the written request of Holder made within ten (10) days after the receipt of the Company's notice (which request shall specify the number of Registrable Securities intended to be disposed of by Holder and the intended method of disposition thereof), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by Holder, to the extent requisite to permit the disposition (in accordance with such intended methods thereof) of the Registrable Securities so to be registered; provided, that if such registration involves an underwritten offering, Holder must sell the Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company. If a registration requested pursuant to this Certificate involves an underwritten public offering, Holder may elect, in writing prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such


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
registration. The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Certificate.

                (b) If a registration pursuant to this Certificate involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company, the Holder and any other persons intend to include in such registration exceeds the number which would have an adverse effect on such offering, including the price at which such securities can be sold, the Company will include in such registration (i) first, all the securities the Company proposes to sell for its own account and (ii) second, a number of such securities equal to the number, in the opinion of such underwriters, which can be sold without having the adverse effect referred to above, such amount to be allocated pro rata among Holder and other persons on the basis of the relative number of securities Holder and each other person has requested to be included in such registration.

                (c) Notwithstanding the provisions of this Section 2, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 2 (irrespective of whether a written request for inclusion of any Registrable Securities shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof. The Company shall not be obligated to maintain effectiveness of any registration statement in which Registrable Securities are included pursuant to this Section 2 for any period of time.

        3. REGISTRATION PROCEDURES. In the case of each registration pursuant to this Certificate, the Company shall:

                (a) Furnish to Holder a copy of the prospectus included in such registration statement in conformity with the requirements of the Securities Act and such other documents as Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Holder.

                (b) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify as a foreign corporation or as a dealer in securities or to file a general consent to service of process in any such states or jurisdictions in which it has not already done so and except as may be required by the Securities Act.

                (c) Notify Holder at any time when a prospectus is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.


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        4. INFORMATION BY HOLDER.  Holder shall furnish in writing to the
Company such information regarding Holder and the distribution of the Registrable Securities proposed by Holder as the Company may request in writing and as shall be required in connection with any registration referred to in this Certificate. The Company's obligations under this Certificate are conditioned upon compliance by Holder with the provisions of this Section 4.

        5. NOTICES. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 5):

        If to the Company:              1 Blue Hill Plaza
                                        Pearl River, New York 10965

        If to the Holder:               3340 Ocean Park
                                        2nd Floor
                                        Santa Monica, California 90405

        The Company has caused this Registration Rights Certificate to be duly
executed as of April   , 1996.

                                        COMPANY:
                                        LONG DISTANCE DIRECT HOLDINGS, INC.


                                        By:__________________________________

                                                Its:_________________________


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